Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 22, 2007
Contacts:	Ken Taylor, EVP/CFO
Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS RECORD YEAR-TO-DATE EARNINGS

Porterville, CA – October 22, 2007 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced net income for the quarter and nine months ended September 30, 2007. Net income for the third quarter of 2007 was $5.3 million, which represents an increase of $368,000, or 8%, relative to net income of $4.9 million in the same quarter a year ago. Diluted earnings per share were $0.53 in the third quarter of 2007, compared to $0.48 per diluted share in the third quarter of 2006. Net income for the first nine months of 2007 was a record $16.1 million, an increase of $1.6 million, or 11%, compared to the prior year. Some of the year-to-date increase is due to a gain recognized on the sale of the Company’s credit card portfolio in June 2007, which totaled $1.6 million pre-tax and approximately $930,000 after taxes. The provision for loan losses was also $848,000 lower in the first nine months of 2007 than for the same period in 2006. Diluted earnings per share for the first nine months of 2007 were $1.60, which is a 13% increase relative to the first nine months of 2006.

Sierra Bancorp generated a third quarter return on average equity of 22.16% in 2007 versus 22.73% in 2006, while return on average assets was 1.73% for the third quarter of 2007 as compared to 1.68% in the third quarter of 2006. The Company’s return on average equity was 23.17% for the nine months ended September 30, 2007 compared to 23.31% in the same period last year, and its return on average assets was 1.78% for the first nine months of 2007 and 1.74% for the same period in 2006.

During the third quarter of 2007, gross loans and leases outstanding declined by $3 million due to runoff that slightly exceeded new volume in most loan categories. Total deposits declined by $37 million during the quarter, with $25 million of the drop caused by the runoff of wholesale-sourced brokered deposits and about $8 million being the result of the temporary transfer of a single customer deposit at quarter-end. Impacting capital was the Company’s repurchase of 61,600 shares of its own stock during the third quarter, at a weighted average price of $28.12 per share.

For the first nine months of 2007, gross loans and leases increased by $19 million, or 2%. Year-to-date growth was impeded by the sale of $11 million in consumer and business credit card balances in the second quarter, as well as the aforementioned net run-off in the third quarter. Non-performing assets increased to $1.2 million at September 30, 2007 from only $689,000 at year-end 2006, but almost all of the current balance is secured by real estate and our allowance for loan and lease losses is still nearly 10 times the balance of non-performing loans. Total deposits increased by $18 million, or 2%, during the nine months ended September 30, 2007. As with the quarter, the change in wholesale-sourced brokered deposits had a significant impact on year-to-date deposit growth, declining by $20 million during the first nine months of 2007.

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Sierra Bancorp Financial Results

October 22, 2007

“Over the past several months we’ve experienced some of the trends that seem to be prevalent industry-wide, including net interest margin compression and a lack of growth in earning assets and non-interest bearing deposits. That being said, our focus on managing potential problem areas, and on enhancing non-interest income and controlling non-interest expense, has helped offset the negative impact and allowed us to maintain strong financial performance,” remarked James C. Holly, President and CEO. “A highlight of our recent performance is exceptional growth in the number of consumer deposit accounts, which has provided a significant contribution to fee income,” Holly added.

Financial Highlights

Net interest income increased slightly for both the quarter and nine months ended September 30, 2007 relative to the same periods in 2006, due to growth in average earning assets. Average interest-earning assets were $52 million higher in the third quarter of 2007 than in the third quarter of 2006, and $89 million higher during the first nine months of 2007 than in the same period in 2006. The contribution of additional earning assets to net interest income was diluted by compression in the Company’s net interest margin, which fell to 5.23% in the third quarter of 2007 from 5.44% in the third quarter of 2006, and to 5.31% in the first nine months of 2007 from 5.66% in the first nine months of 2006. Our net interest margin is lower mainly because of a shift from non-interest bearing demand and relatively low-cost savings deposits into more expensive money market and time deposits. Furthermore, the Company’s balance sheet has been asset-sensitive for most of the last two years, which has contributed to compression in our net interest margin since short-term interest rates stopped increasing more than a year ago. Strong growth in aggregate average customer deposits in 2007 has allowed us to retire some of the more costly wholesale funding obtained in 2006, however, which has helped offset some of the negative impact created by the deposit shift and stagnant/declining short-term interest rates.

Our loan loss provision was $351,000 lower for the third quarter and $848,000 lower for the year-to-date period in 2007 relative to 2006, primarily because of a lower rate of growth in loan balances. Net charge-offs in 2007 remain at levels similar to those experienced in 2006 due a relatively high level of recoveries in 2007, but are expected to increase in future periods based on unfavorable delinquency trends in unsecured lines and equity lines. Our current allowance for loan and lease losses factors in these unfavorable credit trends, and it is management’s opinion that our reserve is adequate for specifically identified problems as well as any other losses inherent in our loan and lease portfolio.

For the quarter, service charges on deposits increased by $607,000, or 41%, relative to the third quarter of 2006. Service charges are up $941,000, or 21%, for the year-to-date period. Service charges show improvement due primarily to an increase in returned item and overdraft fees generated by checking accounts. The number of accounts has increased, and our fee structure, while still lower than competitor banks in many categories, has been adjusted to be closer to average. At September 30, 2007, the Company had over 68,000 deposit accounts, a 14% increase relative to the number of accounts at September 30, 2006. As noted above, the Company’s year-to-date non-interest income was also impacted by the gain on sale of credit card loans. Other non-interest income declined slightly for the quarter,

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Sierra Bancorp Financial Results

October 22, 2007

but increased by $322,000, or 9%, for the first nine months of 2007. For the quarter, higher income from bank-owned life insurance (BOLI) was more than offset by higher costs on an increased investment in tax credit funds, lower bill-pay income, and lower fees related to credit cards. The year-to-date increase is due primarily to a higher level of income from BOLI, debit card interchange fees, and dividends on FHLB stock, although these increases were partially offset by declining bill-pay income and higher tax credit investment costs.

On the expense side, salaries and benefits were slightly lower for the quarter but increased by $949,000, or 8%, for the year-to-date period. For the quarter, a slight increase in actual wages and benefits was offset by an increase in salaries expense deferred for future recognition pursuant to FAS 91. The deferred amount was actually lower on a year-to-date basis, and thus had the opposite impact of contributing to higher year-to-date salaries expense. The deferral, which reduces current-period expense, increased by $149,000 for the third quarter but declined by $411,000 for the first nine months of 2007 relative to 2006. Adding to the increase in year-to-date salaries were regular annual salary increases and the addition of employees for our newest branch in Delano.

Occupancy expense was virtually the same in the third quarter of 2007 as in the third quarter of 2006, and fell by $104,000, or 2%, for the first nine months of 2007. Despite normal inflationary increases and increased occupancy costs associated with the Delano Branch which opened in March of 2007, occupancy expense didn’t change for the third quarter because of a $110,000 drop in depreciation expense on certain fixtures and equipment which became fully depreciated during the quarter. Year-to-date, occupancy expense declined because increased rent and premises depreciation were more than offset by a drop in furniture and equipment depreciation as well as first quarter 2007 property tax refunds resulting from re-assessments.

Other non-interest expenses increased by $591,000, or 24%, for the third quarter, and by $1.1 million, or 14%, for the first nine months of 2007 relative to the same periods in 2006. This was caused in part by an increase in marketing expenses, which were up by $125,000 for the quarter and $528,000 year-to-date. Marketing expenses increased because of costs associated with our current deposit-oriented marketing initiatives, as projected. Also contributing to both the quarterly and year-to-date increase in other expenses was a conversion-related increase in credit card expenses, although these expenses should be completely eliminated going forward. Other significant expense increases for 2007 relative to 2006 include postage, which is higher due to mailing costs associated with our direct-mail marketing initiatives, consulting costs related to our review of EFT contracts, legal costs, and directors’ expenses.

Total assets declined by $7 million, or 1%, from December 31, 2006 to September 30, 2007. Significant balance sheet changes during the first nine months of 2007 include a drop of $15 million, or 28%, in cash and due from banks, a decline of over $6 million in fed funds sold, which fell to zero, an increase of $19 million, or 2%, in gross loans and leases, an increase of $18 million, or 2%, in total deposits, and a drop of $36 million, or 15%, in other borrowings.

The lower balance of cash and due from banks is the result of a reduction in cash items in process of collection. Most of the loan growth for the nine months ended September 30,

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Sierra Bancorp Financial Results

October 22, 2007

2007 was centered in commercial real estate loans, which grew by $23 million, or 6%. SBA loans, on the other hand, fell by $5 million, or 20%, and as noted previously, credit card balances were sold in June 2007. Prior to the sale, we had close to $3 million in business credit card balances that were included in commercial loans and over $8 million in consumer credit card balances.

As noted previously, the lack of significant growth in total deposits during the first nine months of 2007 was primarily due to the runoff of $20 million in wholesale-sourced brokered deposits and the temporary loss of a single $8 million deposit over quarter-end. Adding back that $8 million deposit and factoring out the decline in brokered deposits, customer deposits generated by our branch system have effectively increased by $46 million year-to-date. However, there has been a shift from savings and non-interest bearing demand deposits into interest bearing demand (NOW) accounts, money market accounts, and time deposits. Non-interest bearing demand deposits declined by $49 million, or 18%, including the single $8 million account referenced earlier. Savings deposits fell by $9 million, or 15%. NOW account balances increased by $25 million, or 38%, money market accounts increased by $29 million, or 25%, and time deposits increased by $23 million, or 7%. Because deposits grew yet assets declined, we were able to reduce our reliance on other borrowings by $36 million.

2006 Reclassifications

To provide consistency with 2007 financial reporting there were minor reclassifications of income statement amounts originally reported for the third quarter and first nine months of 2006, including but not necessarily limited to the following: Property insurance premiums totaling $31,000 for the third quarter of 2006 and $90,000 for the first nine months of 2006 were moved from other non-interest expenses to occupancy expense.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 30th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.2 billion in total assets and maintains 21 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch. In its April 2007 edition, US Banker magazine ranked Sierra Bancorp as the 10th best performing publicly-traded mid-tier bank in the nation based on three-year average return on equity, placing us in the top 5% for banks in that category.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

October 22, 2007

SIERRA BANCORP

CONSOLIDATED INCOME STATEMENT

	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2007	9/30/2006	% Change	9/30/2007	9/30/2006	% Change
Interest Income	$22,190	$21,131	5.0%	$66,197	$59,015	12.2%
Interest Expense	8,128	7,183	13.2%	23,873	17,467	36.7%

Net Interest Income	14,062	13,948	0.8%	42,324	41,548	1.9%

Provision for Loan & Lease Losses	700	1,051	-33.4%	2,302	3,150	-26.9%

Net Int after Provision	13,362	12,897	3.6%	40,022	38,398	4.2%

Service Charges	2,105	1,498	40.5%	5,434	4,493	20.9%
Loan Sale & Servicing Income	14	25	-44.0%	1,656	45	3580.0%
Other Non-Interest Income	1,245	1,276	-2.4%	3,998	3,676	8.8%
Gain (Loss) on Investments	2	9	-77.8%	14	9	55.6%

Total Non-Interest Income	3,366	2,808	19.9%	11,102	8,223	35.0%

Salaries & Benefits	4,045	4,083	-0.9%	13,143	12,194	7.8%
Occupancy Expense	1,701	1,703	-0.1%	4,808	4,912	-2.1%
Other Non-Interest Expenses	3,096	2,505	23.6%	8,841	7,745	14.2%

Total Non-Interest Expense	8,842	8,291	6.6%	26,792	24,851	7.8%

Income Before Taxes	7,886	7,414	6.4%	24,332	21,770	11.8%
Provision for Income Taxes	2,616	2,512	4.1%	8,254	7,319	12.8%

Net Income	$5,270	$4,902	7.5%	$16,078	$14,451	11.3%

Tax Data
Tax-Exempt Muni Income	$559	$519	7.7%	$1,664	$1,509	10.3%
Tax-Exempt BOLI Income	$327	$142	130.3%	$940	$578	62.6%
Interest Income - Fully Tax Equiv	$22,491	$21,410	5.0%	$67,093	$59,828	12.1%

Net Charge-Offs (Recoveries)	$608	$729	-16.6%	$1,686	$1,632	3.3%

PER SHARE DATA

	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2007	9/30/2006	% Change	9/30/2007	9/30/2006	% Change
Basic Earnings per Share	$0.54	$0.50	8.0%	$1.66	$1.48	12.2%
Diluted Earnings per Share	$0.53	$0.48	10.4%	$1.60	$1.41	13.5%
Common Dividends	$0.16	$0.14	14.3%	$0.46	$0.40	15.0%

Wtd. Avg. Shares Outstanding	9,672,247	9,773,097		9,713,097	9,763,707
Wtd. Avg. Diluted Shares	10,008,463	10,288,817		10,076,118	10,276,581

Book Value per Basic Share (EOP)	$10.15	$9.08	11.8%	$10.15	$9.08	11.8%
Tangible Book Value per Share (EOP)	$9.58	$8.51	12.6%	$9.58	$8.51	12.6%

Common Shares Outstanding (EOP)	9,719,919	9,786,755		9,719,919	9,786,755

KEY FINANCIAL RATIOS

	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2007	9/30/2006		9/30/2007	9/30/2006
Return on Average Equity	22.16%	22.73%		23.17%	23.31%
Return on Average Assets	1.73%	1.68%		1.78%	1.74%
Net Interest Margin (Tax-Equiv.)	5.23%	5.44%		5.31%	5.66%
Efficiency Ratio (Tax-Equiv.)	49.38%	48.53%		48.87%	48.84%
Net C/O’s to Avg Loans (not annualized)	0.07%	0.09%		0.19%	0.20%

AVERAGE BALANCES

	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2007	9/30/2006	% Change	9/30/2007	9/30/2006	% Change
Average Assets	$1,206,325	$1,155,046	4.4%	$1,207,958	$1,112,817	8.5%
Average Interest-Earning Assets	$1,089,233	$1,037,541	5.0%	$1,088,602	$1,000,102	8.8%
Average Gross Loans & Leases	$902,928	$846,987	6.6%	$899,624	$805,430	11.7%
Average Deposits	$914,180	$827,117	10.5%	$899,545	$821,628	9.5%
Average Equity	$94,362	$85,564	10.3%	$92,796	$82,879	12.0%

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Sierra Bancorp Financial Results

October 22, 2007

STATEMENT OF CONDITION

	End of Period:
(in $000’s, unaudited)	9/30/2007	12/31/2006	9/30/2006	Annual Chg
ASSETS
Cash and Due from Banks	$38,166	$52,725	$41,870	-8.8%
Securities and Fed Funds Sold	184,557	196,562	190,194	-3.0%

Agricultural	12,296	13,193	12,373	-0.6%
Commercial & Industrial	135,934	133,794	138,093	-1.6%
Real Estate	683,352	652,089	628,528	8.7%
SBA Loans	20,820	25,946	25,637	-18.8%
Consumer Loans	54,163	54,568	55,693	-2.7%
Consumer Credit Card Balances	—	8,418	8,169	-100.0%

Gross Loans & Leases	906,565	888,008	868,493	4.4%
Deferred Loan Fees	(3,242)	(3,618)	(3,250)	-0.2%

Loans & Leases Net of Deferred Fees	903,323	884,390	865,243	4.4%
Allowance for Loan & Lease Losses	(12,195)	(11,579)	(10,848)	12.4%

Net Loans & Leases	891,128	872,811	854,395	4.3%

Bank Premises & Equipment	18,612	17,978	18,343	1.5%
Other Assets	75,614	74,998	68,427	10.5%

Total Assets	$1,208,077	$1,215,074	$1,173,229	3.0%

LIABILITIES & CAPITAL
Demand Deposits	$231,831	$281,024	$253,926	-8.7%
NOW / Savings Deposits	142,956	127,521	124,322	15.0%
Money Market Deposits	144,303	115,266	127,948	12.8%
Time Certificates of Deposit	367,489	344,634	324,798	13.1%

Total Deposits	886,579	868,445	830,994	6.7%

Subordinated Debentures	30,928	30,928	46,392	-33.3%
Other Interest-Bearing Liabilities	173,623	209,403	190,571	-8.9%

Total Deposits & Int.-Bearing Liab.	1,091,130	1,108,776	1,067,957	2.2%

Other Liabilities	18,322	15,927	16,396	11.7%
Total Capital	98,625	90,371	88,876	11.0%

Total Liabilities & Capital	$1,208,077	$1,215,074	$1,173,229	3.0%

CREDIT QUALITY DATA

	End of Period:
(in $000’s, unaudited)	9/30/2007	12/31/2006	9/30/2006	Annual Chg
Non-Accruing Loans	$1,246	$689	$565	120.5%
Over 90 Days PD and Still Accruing	—	—	—	0.0%
Foreclosed Assets	—	—	—	0.0%

Total Non-Performing Assets	$1,246	$689	$565	120.5%

Non-Perf Loans to Total Loans	0.14%	0.08%	0.07%
Non-Perf Assets to Total Assets	0.10%	0.06%	0.05%
Allowance for Ln Losses to Loans	1.35%	1.30%	1.25%

OTHER PERIOD-END STATISTICS

	End of Period:
(unaudited)	9/30/2007	12/31/2006	9/30/2006
Shareholders Equity / Total Assets	8.2%	7.4%	7.6%
Loans / Deposits	102.3%	102.3%	104.5%
Non-Int. Bearing Dep. / Total Dep.	26.1%	32.4%	30.6%